ENERGY CONVERSION DEVICES REPORTS REVENUES OF $316 MILLION
AND EARNINGS PER SHARE OF $0.29 FOR FISCAL YEAR 2009

Solar Integrated Merger Opens New Markets, Adds Capabilities to Reduce Total Installed Costs;
Company Maintains Strong Financial Position

Rochester Hills, Mich., August 27, 2009 – Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced financial results for its fourth quarter and fiscal year ended June 30, 2009.

Total consolidated revenues for the quarter were $51.4 million compared to $82.4 million in the fourth quarter of fiscal 2008 and $66.0 million in the third quarter of fiscal 2009. Solar product sales for the quarter were $46.0 million compared to $77.0 million in the same quarter last year and $59.7 million in the third quarter of fiscal 2009.

For the fourth quarter, the company reported a loss of $15.8 million or a loss of $0.37 per fully diluted share compared to a net income of $9.9 million or $0.24 per fully diluted share in the year-ago period. This compares to net income of $1.3 million or $0.03 per fully diluted share in the third quarter of fiscal 2009.

For the fiscal year ended June 30, 2009, total consolidated revenues were $316.3 million compared to $255.9 million in the prior year. Solar product sales were $292.4 million for fiscal 2009 compared to $231.5 million for the prior year. Net income for fiscal 2009 was $12.5 million or $0.29 per fully diluted share versus net income of $3.9 million or $0.09 per fully diluted share in the year-ago period. Net operating cash flow for fiscal 2009 was $11.1 million versus $28.5 million during fiscal 2008.

Mark Morelli, ECD’s President and Chief Executive Officer, said, “Demand for solar products in our target markets weakened further from the third quarter into the fourth quarter as commercial construction declined, building owners deferred reroofing projects, and project financing constraints continued.  In response, we took deliberate steps to reduce our production levels to better match anticipated demand and to preserve strategically important capital at a time of capital market uncertainty. We pulled back on production and expansion, and reduced fixed and variable costs. These actions had a significant impact on our operating income for the second half of our fiscal year, but helped maintain positive full year cash flow.”

“We are driving our demand creation activities in and beyond our core building integrated photovoltaic markets. This is highlighted by our acquisition of Solar Integrated Technologies (SIT) which expands our capabilities in large projects and strengthens our commercial team globally. SIT also enhances our ability to reduce balance-of-system and installation costs, further improving our competitive levelized cost of energy. Looking ahead, we are cautiously encouraged by an overall uptick in market activity, including a significant increase in the volume of projects on which we are bidding. Overall, our demand-creation strategy and the integration of SIT are key ingredients of our plan to return to profitability” added Mr. Morelli.

Fourth-quarter net results were negatively impacted by $13.6 million of items, of which approximately $8.8 million are non-cash charges. These include unabsorbed overhead costs of $6.1 million ($0.14 per fully diluted share) resulting from production cutbacks; restructuring costs of $1.7 million ($0.04 per fully diluted share) resulting from the previously announced consolidation of operations between the company’s Auburn Hills 1 and  Auburn Hills 2 facilities and the associated headcount reduction; a write down of an asset held for sale of $1.2 million ($0.03 per fully diluted share); and other costs of $4.6 million ($0.11 per fully diluted share) which includes increases in reserves for bad debt and warranty and a write-off of certain inventory.

Fiscal Year 2010 Guidance

The company expects access to capital will continue to be a constraint and average selling prices will remain under significant pressure for the fiscal year. While there has been increased project activity, U.S. Government stimulus spending and the company’s demand-creation initiatives for large and U.S utility projects will not drive a meaningful increase in revenues until the second half of the fiscal year. Based on these assumptions, the company believes revenues for the first fiscal quarter will be in line with fourth quarter 2009 revenues. For the full fiscal year, revenues are anticipated to be approximately 10-15% higher than in fiscal year 2009. Production is expected to be about 150MW for the year, with higher volumes in the second half. Interest expense is expected to be $28 million for the year including $14 million (noncash) related to the impact of FSP APB 14-1 regarding accounting for convertible debt. Costs associated with the acquisition of SIT will include transaction-related costs of approximately $5 million and restructuring costs of approximately $5 million.

Conference Call / Webcast Details

Management of Energy Conversion Devices will review these financial results on a conference call on Thursday, August 27, 2009, at 10:00 a.m. EDT. The dial-in number for the live audio call is 877-858-2512 or 706-634-6076 (international) with conference ID number 25690028. The conference call will be webcast live over the Internet and can be accessed in the Investor Relations – Conference Calls section of the company’s website at www.energyconversiondevices.com.

An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m., August 29, 2009, and can be accessed by dialing 800-642-1687 or 706-645-9291 (international), with conference ID number 25690028. The webcast will also be archived on the company’s website.

About Energy Conversion Devices

Energy Conversion Devices is a leader in building integrated and rooftop photovoltaics. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. Through its Solar Integrated Technologies business, the company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. For more information, please visit www.energyconversiondevices.com.

This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information.  All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.  Risks that could cause such results to differ include: our ability to maintain our customer relationships; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers’ ability to access the capital needed to finance the purchase of our products; and risks associated with integrating Solar Integrated Technologies, Inc. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.

Contact:
Mark Trinske, Vice President
Investor Relations & Communications
(248) 299-6063

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended June 30,		Year Ended June 30,
	2009	2008	2009	2008
REVENUES
Product sales	$46,014	$77,800	$294,992	$237,191
Royalties	1,991	1,262	6,355	5,306
Revenues from product development agreements	3,094	2,950	13,409	11,440
License and other revenues	316	376	1,537	1,924
TOTAL REVENUES	51,415	82,388	316,293	255,861
EXPENSES
Cost of product sales	41,001	51,966	208,285	174,075
Cost of revenues from product development agreements	2,533	1,865	9,507	7,257
Product development and research	2,418	2,207	8,986	9,906
Preproduction costs	276	1,346	5,409	6,920
Selling, general and administrative	14,915	13,957	58,902	51,252
Net loss on disposal of property, plant and equipment	1,610	1,330	2,287	1,116
Restructuring charges	1,657	1,940	2,231	9,396
TOTAL EXPENSES	64,410	74,611	295,607	259,922
OPERATING INCOME (LOSS)	(12,995)	7,777	20,686	(4,061)
OTHER INCOME (EXPENSE)
Interest income	443	981	5,226	7,019
Interest expense	(3,003)	(99)	(10,863)	(165)
Other nonoperating income (expense), net	437	1,274	(1,118)	1,216
TOTAL OTHER INCOME (EXPENSE)	(2,123)	2,156	(6,755)	8,070
Net Income (Loss) before Income Taxes	(15,118)	9,933	13,931	4,009
Income Taxes	653	61	1,475	156
Net Income (Loss)	$(15,771)	$9,872	$12,456	$3,853

Earnings (Loss) Per Share	$(0.37)	$0.24	$0.29	$0.10

Diluted Earnings (Loss) Per Share	$(0.37)	$0.24	$0.29	$0.09

Basic weighted average shares outstanding	42,314	40,666	42,277	40,231
Diluted weighted average shares outstanding	42,355	41,525	42,711	41,138

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$56,379	$484,492
Short-term investments	245,182	14,989
Accounts receivable, net	69,382	53,525
Inventories, net	74,266	31,337
Assets held for sale	-	1,539
Other current assets	4,897	4,130
Total Current Assets	450,106	590,012

Property, Plant and Equipment, net	605,742	404,119

Long-Term Investments	-	32,277

Other Assets	13,330	15,559

Total Assets	$1,069,178	$1,041,967

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$52,244	$39,017
Salaries, wages and amounts withheld from employees	3,243	3,160
Amounts due under incentive plans	694	6,747
Current maturities of capital leases	1,013	1,087
Other	2,493	2,092
Total Current Liabilities	59,687	52,103

Long-Term Liabilities:
Convertible senior notes	316,250	316,250
Capital lease obligations	21,412	22,468
Other liabilities	9,701	9,234
Total Long-Term Liabilities	347,363	347,952

Commitments and Contingencies

Stockholders’ Equity
Common stock, $0.01 par value, 100 million shares authorized,
45,754,652 and 45,575,554 issued in 2009 and 2008, respectively	458	456
Additional paid-in capital	976,575	969,421
Treasury stock	(700)	(700)
Accumulated deficit	(312,709)	(325,165)
Accumulated other comprehensive loss, net	(1,496)	(2,100)
Total Stockholders’ Equity	662,128	641,912
Total Liabilities and Stockholders’ Equity	$1,069,178	$1,041,967

ENERGY CONVERSION DEVICES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2009	2008	2007
Cash flows from operating activities:
Net income (loss)	$12,456	$3,853	$(25,231)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	33,515	21,917	12,170
Provision for slow-moving and obsolete inventory	8,111	2,920	1,348
Allowance for doubtful accounts	3,692	868	10
Share-based compensation	5,273	2,010	1,763
Warranty expense	5,680	391	(292)
Other-than-temporary impairment of investment	1,002	-	-
Loss (gain) on sale of property, plant and equipment	2,287	1,116	504
Other	(597)	1,649	(700)
Changes in operating assets and liabilities, net of foreign exchange:
Accounts receivable	(21,068)	(17,815)	(8,590)
Inventories	(51,165)	4,662	(17,165)
Other assets	3,799	(1,168)	(2,371)
Accounts payable and accrued expenses	14,661	4,004	12,914
Accrued incentive plan	(6,053)	6,204	543
Restructuring reserve	(574)	(2,301)	3,523
Other liabilities	70	200	(240)
Net cash provided by (used in) operating activities	11,089	28,510	(21,814)

Cash flows from investing activities:
Purchases of property, plant and equipment	(242,257)	(117,335)	(186,989)
Investment in joint ventures	(1,000)	-	(200)
Purchases of investments	(203,355)	(62,250)	(423,033)
Proceeds from maturities of investments	3,400	22,591	248,180
Proceeds from sale of investments	2,750	115,038	288,828
Proceeds from sale of property, plant and equipment	-	288	1
Net cash used in investing activities	(440,462)	(41,668)	(73,213)

Cash flows from financing activities:
Proceeds from convertible senior notes	-	306,762	-
Payments for deferred financing costs	-	(1,258)	-
Proceeds from common stock issuance	-	98,998	-
Principal payments under capitalized lease obligations	(1,054)	(1,144)	(850)
Increase in long-term customer deposits	-	680	-
Decrease in restricted investments	-	(273)	-
Proceeds from sale of stock and share-based compensation, net of expenses	1,966	13,482	11,866
Net cash provided by financing activities	912	417,247	11,016

Effect of exchange rate changes on cash and cash equivalents	348	(367)	(181)
Net (decrease) increase in cash and cash equivalents	(428,113)	403,722	(84,192)
Cash and cash equivalents at beginning of period	484,492	80,770	164,962
Cash and cash equivalents at end of period	$56,379	$484,492	$80,770